Exhibit 99.1

Grace News

Media Relations:	Investor Relations:
Greg Euston	Mark Sutherland
T +1 404.775.0285	T +1 410.531.4590
E greg@mcgraweuston.com	E mark.sutherland@grace.com

GRACE REPORTS FOURTH QUARTER ADJUSTED EPS

OF $0.89 AND PROVIDES 2012 OUTLOOK

•                  Net sales increased 19.1 percent to $825.6 million

•                  Adjusted EBIT increased 35.9 percent to $108.2 million

•                  Grace Net Income increased 29.4 percent to $58.1 million or $0.77 per diluted share

•                  2012 Outlook for Adjusted EBIT of $510 million to $530 million

Columbia, MD — February 1, 2012 — W. R. Grace & Co. (NYSE: GRA) announced fourth quarter earnings of $58.1 million, or $0.77 per diluted share. Comparable earnings for the prior-year quarter were $44.9 million, or $0.60 per diluted share. Adjusted EPS of $0.89 per diluted share increased 43.5 percent from $0.62 per diluted share in the prior-year quarter.

Earnings for the full year ended December 31, 2011, were $269.4 million, or $3.57 per diluted share, compared with $207.1 million, or $2.78 per diluted share, in the prior-year period. Adjusted EPS of $3.94 per diluted share increased 49.8 percent from $2.63 per diluted share in the prior-year period.

“I am very pleased with our performance this quarter. Both segments had a solid finish to 2011, and we have good momentum as we start 2012,” said Fred Festa, Grace’s Chairman and Chief Executive Officer. “Our earnings growth reflects the high value of our products and strong execution by our business teams.”

Fourth Quarter Results

Fourth quarter net sales of $825.6 million increased 19.1 percent compared with the prior-year quarter net sales of $693.0 million. The increase was due to improved pricing

(+17.7 percent) and higher sales volumes (+1.5 percent), partially offset by currency translation (-0.1 percent). Sales in the emerging regions grew 14.6 percent.

Gross profit was $287.3 million, an increase of 18.9 percent compared with the prior-year quarter primarily due to improved pricing, offset by higher raw materials costs. Gross margin of 34.8 percent decreased 10 basis points compared with the prior-year quarter.

Adjusted EBIT was $108.2 million, an increase of 35.9 percent compared with $79.6 million in the prior-year quarter. The increase was primarily due to the increase in sales compared with the prior-year quarter. Adjusted EBIT margin was 13.1 percent compared with 11.5 percent in the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 35.1 percent on a trailing four-quarter basis compared with 27.1 percent in the prior-year quarter.

Full Year Results

Full year net sales of $3.2 billion increased 20.1 percent compared with the prior-year period net sales of $2.7 billion. The increase was due to improved pricing (+13.7 percent), higher sales volumes (+3.3 percent), and favorable currency translation (+3.1 percent). Sales in the emerging regions grew 15.1 percent.

Gross profit was $1.2 billion, an increase of 22.5 percent compared with the prior-year period primarily due to improved pricing, partially offset by higher raw materials costs. Gross margin of 36.1 percent increased 80 basis points compared with the prior-year period.

Adjusted EBIT was $478.6 million, an increase of 46.6 percent compared with $326.4 million in the prior-year period. The increase was primarily due to the increase in sales and gross margin compared with the prior-year period. Adjusted EBIT margin was 14.9 percent compared with 12.2 percent in the prior-year period.

Grace Davison

Sales up 21.4 percent; Segment operating income up 27.2 percent

Fourth quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $572.0 million, an increase of 21.4 percent compared with the prior-year quarter. The increase was primarily due to improved pricing (+24.3 percent) and favorable currency translation (+0.4 percent), partially offset by lower sales volumes (-3.3 percent).

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $292.1 million, an increase of 45.0 percent compared with the prior-year quarter. Sales in this product group were favorably affected by improved pricing, partially offset by lower sales volumes. Price increases included surcharges implemented to offset the high cost of rare earth raw materials and higher pricing on new FCC catalyst technologies that provide enhanced value. Customers continued to adopt Grace’s lower rare earth products. Approximately 80 percent of customers have reformulated to at least one of the Company’s low- or no-rare earth products.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $168.6 million in the fourth quarter, an increase of 1.0 percent compared with the prior-year quarter. Sales in this product group were favorably affected by price increases implemented to offset rising raw materials costs, partially offset by lower sales volumes.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $111.3 million, an increase of 8.2 percent compared with the prior-year quarter. Sales in this product group were favorably affected by higher sales volumes, improved pricing, and favorable currency translation.

Segment gross profit was $205.0 million, an increase of 22.1 percent compared with the prior-year quarter. Segment gross margin was 35.8 percent compared with 35.6 percent in the prior-year quarter. The increase in gross margin compared with the prior-year quarter was primarily due to improved pricing partially offset by higher raw materials costs.

Segment operating income was $129.9 million compared with $102.1 million in the prior-year quarter, a 27.2 percent increase primarily due to higher sales and improved gross margin. Segment operating margin was 22.7 percent compared with 21.7 percent in the prior-year quarter.

Sales of the Grace Davison operating segment for the full year ended December 31, 2011 increased 23.2 percent compared with the prior-year period to $2.2 billion. Segment gross margin was 37.2 percent compared with 35.8 percent in the prior-year period. Segment operating income was $547.5 million, an increase of 37.0 percent compared with the prior-year period. Segment operating margin was 24.7 percent compared with 22.2 percent in the prior-year period.

Grace Construction Products

Sales up 14.4 percent; Emerging region sales up 14.7 percent

Fourth quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $253.6 million, an increase of 14.4 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+11.8 percent) and improved pricing (+3.6 percent), partially offset by unfavorable currency translation (-1.0 percent). Sales in the emerging regions increased 14.7 percent compared with the prior-year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  GCP Americas — sales to customers in the Americas were $132.6 million, an increase of 15.4 percent compared with the prior-year quarter. Sales in North America increased 15.1 percent from the prior-year quarter primarily due to higher SBM sales volumes and improved pricing. Sales in Latin America grew 16.5 percent compared with the prior-year quarter primarily due to higher sales volumes, partially offset by unfavorable currency translation.

•                  GCP Europe — sales to customers in Europe, the Middle East, Africa and India were $70.9 million, an increase of 14.4 percent compared with the prior-year quarter. Sales were favorably impacted by sales volume from a recent acquisition and improved pricing, partially offset by lower sales volumes in Southern Europe and unfavorable currency translation.

•                  GCP Asia — sales to customers in Asia (excluding India and the Middle East), Australia and New Zealand were $50.1 million, an increase of 11.8 percent compared with the prior-year quarter. Sales increased primarily due to higher sales volumes and favorable currency translation.

Segment gross profit was $82.9 million, an increase of 11.2 percent compared with the prior-year quarter. Segment gross margin was 32.7 percent compared with 33.6 percent in the prior-year quarter. The decrease in gross margin compared with the prior-year quarter was primarily due to higher raw materials costs and the additional operating costs of new plants in the emerging regions, partially offset by improved pricing.

Segment operating income was $21.2 million compared with $20.3 million for the prior-year quarter, a 4.4 percent increase primarily due to higher sales volumes, partially offset by lower gross margin. Segment operating margin was 8.4 percent compared with 9.2 percent in the prior-year quarter.

Sales of the Grace Construction Products operating segment for the full year ended December 31, 2011 increased 13.6 percent compared with the prior-year period to $992.0 million. Gross margin was 33.8 percent compared with 34.8 percent in the prior-year period. Segment operating income was $97.3 million, an increase of 8.2 percent compared with the prior-year period. Segment operating margin was 9.8 percent compared with 10.3 percent in the prior-year period.

Other Expenses

Defined benefit pension expense for the fourth quarter was $15.9 million compared with $19.8 million for the prior-year quarter. The 19.7 percent decrease was primarily due to benefits from an accelerated plan contribution of approximately $180 million made in March 2011 and good plan asset performance in the U.S. in 2010.

Grace recorded a charge of $16.2 million in the fourth quarter primarily related to the estimated cost of additional asbestos remediation required at seven former vermiculite processing sites. The prior-year quarter included environmental remediation charges of $4.5 million.

Interest expense was $10.8 million for the fourth quarter compared with $10.2 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the fourth quarter was 3.6 percent.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 32 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Income taxes in foreign jurisdictions are generally paid in cash. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy. Income taxes paid in cash, excluding tax settlements, were $38.6 million for the full year ended December 31, 2011, or approximately 10 percent of income before income taxes.

Cash Flow Performance Measure

Adjusted Operating Cash Flow was $416.7 million for the full year ended December 31, 2011, compared with $369.2 million in the prior-year period. Capital expenditures were $141.6 million compared with $112.9 million for the prior-year period. Net working capital days were 59 days for the fourth quarter, compared with 53 days in the prior-year quarter and 62 days in the 2011 third quarter. Higher rare earth costs added approximately $85 million and four days to net working capital as of December 31, 2011.

2012 Outlook

As of February 1, 2012, Grace expects 2012 Adjusted EBIT to be in the range of $510 million to $530 million, up 6 to 11 percent compared with 2011 Adjusted EBIT of $478.6 million.  The company projects 2012 Adjusted EBITDA in the range of $630 million to $650 million.

The following assumptions are components of Grace’s 2012 outlook:

•                  Consolidated sales in the range of $3.25 to $3.35 billion, reflecting improved sales volumes and base pricing, partially offset by lower rare earth surcharges and unfavorable currency translation totaling approximately $200 million;

•                  Consolidated gross margin in the 35-37 percent target range;

•                  An average euro exchange rate of $1.30 for the year, compared with an average of $1.40 for 2011;

•                  Pension expense of approximately $78 million, compared with $63 million for 2011; and

•                  An effective tax rate of 33 percent.

Commenting on the new outlook, Festa continued, “We are confident in our 2012 goals.  We have the right exposure to higher-growth emerging regions and we will benefit from the investments that we made during the last 18 months in new products, manufacturing capacity and productivity initiatives.  We are a disciplined and agile management team, and we are committed to delivering consistent earnings growth for our shareholders.  We are also updating our longer-term earnings goals.  As we will discuss on our call today, we are targeting at least $850 million in Adjusted EBITDA by 2014.”

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Joint Plan of Reorganization (the “Plan”) because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain. When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrants and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming the Plan. On January 31, 2012, the United States District Court issued an order denying all appeals of the confirmation order and affirming the Plan in its entirety. Also on January 31, 2012, Grace announced an agreement in principle with the representatives of Libby, Montana asbestos personal injury claimants, BNSF and certain other parties, which would resolve their objections to the Plan.

The timing of Grace’s emergence from bankruptcy depends on a number of factors, including the satisfaction or waiver of the remaining conditions set forth in the Plan, including the resolution of any appeals of the affirmation order. The Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.356.4279 (international callers dial +1.617.597.5394) and entering conference ID 16560119. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 2:00pm on February 1 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 56283700.

***

About Grace

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

***

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2011	2010	2011	2010

Net sales	$825.6	$693.0	$3,211.9	$2,675.0
Cost of goods sold	538.3	451.3	2,053.4	1,729.6
Gross profit	287.3	241.7	1,158.5	945.4

Selling, general and administrative expenses	143.4	135.0	565.2	511.2
Restructuring expenses and related asset impairments	5.9	2.1	6.9	11.2
Loss on sale of product line	0.4	—	0.4	—
Research and development expenses	19.4	15.4	68.5	60.3
Defined benefit pension expense	15.9	19.8	63.4	77.1
Interest expense and related financing costs	10.8	10.2	43.3	41.3
Provision for environmental remediation	16.2	4.5	17.8	4.5
Chapter 11 expenses, net of interest income	3.1	3.3	20.0	17.7
Equity in earnings of unconsolidated affiliates	(2.0)	(4.8)	(15.2)	(17.8)
Other expense (income), net	3.9	(0.2)	4.7	—
Total costs and expenses	217.0	185.3	775.0	705.5
Income before income taxes	70.3	56.4	383.5	239.9
Provision for income taxes	(12.2)	(11.6)	(114.7)	(32.5)
Net income	58.1	44.8	268.8	207.4
Less: Net loss (income) attributable to noncontrolling interests	—	0.1	0.6	(0.3)
Net income attributable to W. R. Grace & Co. shareholders	$58.1	$44.9	$269.4	$207.1

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.79	$0.62	$3.66	$2.85
Weighted average number of basic shares	73.8	73.0	73.6	72.7

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.77	$0.60	$3.57	$2.78
Weighted average number of diluted shares	75.7	74.8	75.5	74.4

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2011	2010	% Change		2011	2010	% Change
Net sales:
Grace Davison	$572.0	$471.3	21.4%		$2,219.9	$1,801.7	23.2%
Refining Technologies	292.1	201.4	45.0%		1,077.5	742.0	45.2%
Materials Technologies	168.6	167.0	1.0%		714.4	673.6	6.1%
Specialty Technologies	111.3	102.9	8.2%		428.0	386.1	10.9%

Grace Construction Products	253.6	221.7	14.4%		992.0	873.3	13.6%
Americas	132.6	114.9	15.4%		511.6	448.3	14.1%
Europe	70.9	62.0	14.4%		288.3	265.5	8.6%
Asia Pacific	50.1	44.8	11.8%		192.1	159.5	20.4%
Total Grace net sales	$825.6	$693.0	19.1%		$3,211.9	$2,675.0	20.1%
Net sales by region:
North America	$253.6	$220.7	14.9%		$1,041.8	$854.2	22.0%
Europe Middle East Africa	325.8	262.8	24.0%		1,260.4	1,052.6	19.7%
Asia Pacific	163.4	134.7	21.3%		599.3	483.2	24.0%
Latin America	82.8	74.8	10.7%		310.4	285.0	8.9%
Total net sales by region	$825.6	$693.0	19.1%		$3,211.9	$2,675.0	20.1%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Grace Davison segment operating income	$129.9	$102.1	27.2%		$547.5	$399.6	37.0%
Grace Construction Products segment operating income	21.2	20.3	4.4%		97.3	89.9	8.2%
Corporate support functions (including performance based compensation)	(18.5)	(15.9)	(16.4)%		(74.8)	(63.6)	(17.6)%
Other corporate costs (including non-asbestos environmental remediation)	(8.5)	(7.1)	(19.7)%		(28.0)	(22.4)	(25.0)%
Defined benefit pension expense (C)	(15.9)	(19.8)	19.7%		(63.4)	(77.1)	17.8%
Adjusted EBIT	108.2	79.6	35.9%		478.6	326.4	46.6%
Chapter 11- and asbestos-related costs, net	(20.7)	(11.2)	(84.8)%		(44.7)	(35.3)	(26.6)%
Restructuring expenses and related asset impairments	(5.9)	(2.1)	(181.0)%		(6.9)	(11.2)	38.4%
Loss on sale of product line	(0.4)	—	(100.0)%		(0.4)	—	(100.0)%
Divestment expenses	(0.4)	—	(100.0)%		(0.4)	—	(100.0)%
Interest expense and related financing costs	(10.8)	(10.2)	(5.9)%		(43.3)	(41.3)	(4.8)%
Interest income of non-Debtor subsidiaries	0.3	0.4	(25.0)%		1.2	1.0	20.0%
Provision for income taxes	(12.2)	(11.6)	(5.2)%		(114.7)	(32.5)	NM	%
Net income attributable to W.R. Grace & Co. shareholders	$58.1	$44.9	29.4%		$269.4	$207.1	30.1%

Diluted EPS (GAAP)	$0.77	$0.60	28.3%		$3.57	$2.78	28.4%
Adjusted EPS (non-GAAP)	$0.89	$0.62	43.5%		$3.94	$2.63	49.8%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$3.1	$3.3	(6.1)%		$20.0	$17.7	13.0%
Legal defense costs	—	—	—%		—	0.1	(100.0)%
Asbestos administration costs	1.1	1.3	(15.4)%		4.5	6.1	(26.2)%
Provision for environmental remediation related to asbestos	16.0	3.7	NM		16.3	3.7	NM
D&O insurance cost related to Chapter 11	(0.9)	0.9	NM		0.3	3.5	(91.4)%
Chapter 11 financing related (D):
Translation effects- intercompany loans	11.7	6.2	88.7%		11.7	25.2	(53.6)%
Value of currency forward contracts - intercompany loans	(10.0)	(4.7)	(112.8)%		(9.3)	(25.4)	63.4%
Certain other currency translations costs, net	(0.3)	0.5	(160.0)%		1.2	4.3	(72.1)%
COLI income, net	—	—	—%		—	0.1	(100.0)%
Chapter 11- and asbestos-related costs, net:	$20.7	$11.2	84.8%		$44.7	$35.3	26.6%

Profitability performance measures:
Gross Margin:
Grace Davison	35.8%	35.6%	0.2	pts	37.2%	35.8%	1.4	pts
Grace Construction Products	32.7%	33.6%	(0.9	)pts	33.8%	34.8%	(1.0	)pts
Total Grace	34.8%	34.9%	(0.1	)pts	36.1%	35.3%	0.8	pts

Adjusted EBIT and Adjusted EBITDA: (A)
Adjusted EBIT	$108.2	$79.6	35.9%		$478.6	$326.4	46.6%
Depreciation and amortization	30.1	28.7	4.9%		120.0	115.6	3.8%
Adjusted EBITDA	$138.3	$108.3	27.7%		$598.6	$442.0	35.4%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	22.7%	21.7%	1.0	pts	24.7%	22.2%	2.5	pts
Grace Construction Products segment operating income	8.4%	9.2%	(0.8	)pts	9.8%	10.3%	(0.5	)pts
Adjusted EBIT	13.1%	11.5%	1.6	pts	14.9%	12.2%	2.7	pts
Adjusted EBITDA	16.8%	15.6%	1.2	pts	18.6%	16.5%	2.1	pts

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions)	2011	2010	% Change	2011	2010	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$58.1	$44.9	29.4%	$269.4	$207.1	30.1%
Chapter 11- and asbestos-related costs, net	20.7	11.2	84.8%	44.7	35.3	26.6%
Restructuring expenses and related asset impairments	5.9	2.1	181.0%	6.9	11.2	(38.4)%
Loss on sale of product line	0.4	—	100.0%	0.4	—	100.0%
Divestment expenses	0.4	—	100.0%	0.4	—	100.0%
Interest expense and related financing costs	10.8	10.2	5.9%	43.3	41.3	4.8%
Interest income of non-Debtor subsidiaries	(0.3)	(0.4)	25.0%	(1.2)	(1.0)	(20.0)%
Provision for income taxes	12.2	11.6	5.2%	114.7	32.5	NM
Adjusted EBIT	108.2	79.6	35.9%	478.6	326.4	46.6%
Depreciation and Amortization	30.1	28.7	4.9%	120.0	115.6	3.8%
Adjusted EBITDA	138.3	108.3	27.7%	598.6	442.0	35.4%
Defined benefit pension expense	15.9	19.8	(19.7)%	63.4	77.1	(17.8)%
Change in net working capital	19.9	39.2	49.2%	(114.8)	(11.3)	NM
Change in other assets and liabilities	(2.6)	17.8	(114.6)%	11.1	(25.7)	143.2%
Capital expenditures	(44.5)	(43.9)	(1.4)%	(141.6)	(112.9)	(25.4)%
Adjusted Operating Cash Flow (A)	$127.0	$141.2	(10.1)%	$416.7	$369.2	12.9%

Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters): (A)
Adjusted EBIT	$478.6	$326.4
Invested Capital:
Trade accounts receivable	473.0	386.1
Inventories	329.1	259.3
Accounts payable	(257.6)	(215.6)
	544.5	429.8
Other current assets	95.7	90.6
Properties and equipment, net	723.5	702.5
Goodwill and other intangible assets	148.2	125.5
Investments in unconsolidated affiliates	70.8	56.4
Other assets	103.3	97.5
Other current liabilities	(259.9)	(238.2)
Other liabilities	(60.9)	(58.3)
Total Invested Capital	$1,365.2	$1,205.8

Adjusted EBIT Return On Invested Capital	35.1%	27.1%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended
	December 31,
In millions	2011	2010
Operating Activities

Net income	$268.8	$207.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	120.0	115.6
Equity in earnings of unconsolidated affiliates	(15.2)	(17.8)
Provision for income taxes	114.7	32.5
Income taxes paid, net of refunds	(44.7)	(13.8)
Restructuring expenses and related asset impairments	6.9	11.2
Payments for restructuring expenses and related asset impairments	(7.2)	(13.9)
Defined benefit pension expense	63.4	77.1
Payments under defined benefit pension arrangements	(265.1)	(63.3)
Provision for environmental remediation	17.8	4.5
Expenditures for environmental remediation	(11.8)	(8.0)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(80.6)	(15.8)
Inventories	(66.9)	(37.1)
Accounts payable	50.2	37.3
Other accruals and non-cash items	66.7	11.8
Net cash provided by operating activities	217.0	327.7
Investing Activities
Capital expenditures	(141.6)	(112.9)
Businesses acquired, net of cash acquired	(55.8)	(34.7)
Transfer to restricted cash and cash equivalents	(38.8)	(97.8)
Proceeds from sale of product line and disposal of assets	17.7	—
Other investing activities	—	0.5
Net cash used for investing activities	(218.5)	(244.9)
Financing Activities
Net borrowings under credit arrangements	21.6	28.9
Proceeds from exercise of stock options	12.1	10.4
Other financing activities	6.0	2.2
Net cash provided by financing activities	39.7	41.5
Effect of currency exchange rate changes on cash and cash equivalents	(5.6)	(1.6)
Increase in cash and cash equivalents	32.6	122.7
Cash and cash equivalents, beginning of period	1,015.7	893.0
Cash and cash equivalents, end of period	$1,048.3	$1,015.7

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
In millions	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$1,048.3	$1,015.7
Restricted cash and cash equivalents	136.5	97.8
Trade accounts receivable, less allowance of $8.1 (2010- $7.0)	461.8	380.8
Accounts receivable - unconsolidated affiliate	11.2	5.3
Inventories	329.1	259.3
Deferred income taxes	66.5	54.7
Other current assets	95.7	90.6
Total Current Assets	2,149.1	1,904.2

Properties and equipment, net	723.5	702.5
Goodwill	148.2	125.5
Deferred income taxes	759.4	845.0
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	37.1	35.6
Investments in unconsolidated affiliates	70.8	56.4
Other assets	108.6	102.5
Total Assets	$4,496.7	$4,271.7

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$57.9	$37.0
Debt payable - unconsolidated affiliate	3.4	2.3
Accounts payable	257.1	207.1
Accounts payable - unconsolidated affiliate	0.5	8.5
Other current liabilities	316.7	278.0
Total Current Liabilities	635.6	532.9

Debt payable after one year	3.3	2.9
Debt payable - unconsolidated affiliate	18.3	12.6
Deferred income taxes	19.8	34.6
Underfunded and unfunded defined benefit pension plans	407.4	539.8
Other liabilities	49.1	43.6
Total Liabilities Not Subject to Compromise	1,133.5	1,166.4

Liabilities Subject to Compromise
Debt plus accrued interest	941.8	911.4
Income tax contingencies	69.3	93.8
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	149.9	144.0
Postretirement benefits	185.2	181.1
Other liabilities and accrued interest	149.5	143.8
Total Liabilities Subject to Compromise	3,195.7	3,174.1
Total Liabilities	4,329.2	4,340.5

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	472.9	455.9
Retained earnings	301.1	31.7
Treasury stock, at cost	(36.8)	(45.9)
Accumulated other comprehensive loss	(578.5)	(518.1)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	159.4	(75.7)
Noncontrolling interests	8.1	6.9
Total Equity (Deficit)	167.5	(68.8)
Total Liabilities and Equity (Deficit)	$4,496.7	$4,271.7

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31, 2011				Twelve Months Ended December 31, 2011
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.77				$3.57

Restructuring charges and related asset impairments	5.9	1.6	4.3	0.06	6.9	1.9	5.0	0.07
Chapter 11- and asbestos-related costs, net	20.7	7.1	13.6	0.18	44.7	13.9	30.8	0.41
Loss on sale of product line and divestment expenses	0.8	0.3	0.5	0.01	0.8	0.3	0.5	0.01

Discrete tax items:
U.S. federal income tax settlement			—	—		1.8	(1.8)	(0.02)
U.S. taxes on repatriated earnings		(1.1)	1.1	0.02		(1.1)	1.1	0.02
Discrete tax items, including adjustments to uncertain tax positions		11.5	(11.5)	(0.15)		8.8	(8.8)	(0.12)

Adjusted EPS (non-GAAP) (A)				$0.89				$3.94

	Three Months Ended December 31, 2010				Twelve Months Ended December 31, 2010
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.60				$2.78

Restructuring charges and related asset impairments	2.1	0.7	1.4	0.02	$11.2	$3.2	$8.0	0.11
Chapter 11- and asbestos-related costs, net	11.2	6.4	4.8	0.06	35.3	12.8	22.5	0.30

Discrete tax items:
U.S. federal income tax settlement			—	—		16.9	(16.9)	(0.23)
Massachusetts tax settlement		10.0	(10.0)	(0.13)		10.0	(10.0)	(0.13)
U.S. taxes on repatriated earnings		(5.6)	5.6	0.07		(5.6)	5.6	0.08
Discrete tax items, including adjustments to uncertain tax positions		0.2	(0.2)	—		21.2	(21.2)	(0.28)

Adjusted EPS (non-GAAP) (A)				$0.62				$2.63

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Notes to the Financial Information

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, divestment expenses, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures.  Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos- related costs, net, and any restructuring or divestment activities.  Grace uses Adjusted EBIT and Adjusted Operating Cash Flow as performance measures in significant business decisions.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Operating Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

NM — Not Meaningful

###